EXHIBIT 10.13

Working capital facility agreement

1.                            Parties to the agreement

Parties to the agreement are:

HeidelbergCement AG
Berliner Strasse 6
D-69120 Heidelberg	(henceforth: „the lender”)

and

[insert full legal name and
address of the borrower]	(henceforth: „the borrower”)

2.                            Size of credit facility and operation of drawdown

2.1.                  The lender grants the borrower a working capital credit facility with a size of [insert Currency and amount] (in words: [insert currency and amount]) from [insert date] until [insert date] (the latter being the final maturity date of this facility).

2.2. a)The borrower may drawdown amounts up to the maximum amount as specified under section 2.1             (i) as long as the Treasury Agreement dated […] is validly in existence as required in connection with its operation in form of overdrafts, or (ii) with notice to the lender as a term loan advance.

(b)                       Each notice of a term loan advance shall specify the amount and the proposed term of the advance requested, which can be any period ending on or before the final maturity date.

(c)                        The borrower will repay any term loan advance on the last day of the term of each advance and otherwise any amount then outstanding in full on the final maturity date (“repayment date”).

3.                            Interest rate and interest payments

3.1.                  Interest will accrue on all drawdowns at a rate of [insert local interest rate fixing] plus a margin of [250] base points based on the [actual/360] day count convention. The interests days will be counted inclusive the value date and exclusive the date of repayment.

3.2.                  Interest payment as determined in accordance with section 3.1 is due and payable on each [insert date for interest payment].

3.3.                  On each repayment date the borrower shall pay all accrued interest not already paid.

4.                            Collateral and prohibited usage of the loan principal and further covenants

4.1                     The facility is granted without provision of collateral. However, if there is a material adverse effect on the business or financial conditions of the borrower, which adversely affects its ability to perform any of its payment obligations under this loan facility agreement, the lender may request the provision of collateral which, at the lender´s sole discretion, is adequate security for the loan.

4.2                     The borrower will not use the advances for the purpose of financing the activities of persons currently subject to any US sanctions administered by the Office of Foreign Assets Control of the US Department of Treasury (OFAC).

4.3                     The borrower will not enter into any amalgamation, merger or demerger without the prior written consent of the lender.

4.4                     The borrower will not create or permit to subsist any mortgage, charge, pledge, lien or other in rem security interest (“dingliche Sicherheit”) securing any obligation of any person or any other agreement or arrangement having a similar effect without the prior written consent of the lender.

4.5                     The borrower will not incur financial indebtedness without the prior written consent of the lender unless the indebtedness is exclusively used to refinance existing debt.

4.6                     The borrower will not enter into any sale and lease back transaction without the prior written consent of the lender.

5.                            Early termination

5.1. (a) The borrower may prepay any amount drawn under this facility

(i) in the form of an overdraft any time as needed for the operation of the treasury agreement dated […] and

(ii) in the form of a term loan advance subject to 3 days written notice to the lender.

(b)                       Prepayments of term loan advances always have to be made together with any interest accrued and not yet paid.

5.2.                  This agreement can be terminated by the lender at any time for an important reason by way of written declaration without adherence to any period of notice (extraordinary termination). Such important reasons are:

(a)                       a material adverse effect on the business or financial conditions of the borrower, which adversely affects its ability to perform any of its payment obligations under this loan facility agreement;

(b)                       the dissolution of the borrower and the transfer of all or substantially all the assets of the borrower to another entity;

(c)                        the institution of insolvency proceedings (“Eröffnung des Insolvenzverfahrens”) or, if no institution is required under applicable law, the commencement of bankruptcy or composition or similar proceedings relating to the property of the borrower, the inability of the borrower to pay its debts as and when they fall due or the grant of a letter of licence to the borrower; the filing for insolvency or similar proceedings by third party (if not averted without undue delay) or by the borrower, or a decision of a competent court not to institute the insolvency or similar proceedings because of lack of bankruptcy assets (“mangels Masse”) is similarly to the institution itself an important reason in this respect;

(d)                       the existence of a petition for, or the discharge of, or foreclosure proceedings relating to material parts of the borrower´s assets;

(e)                        the refusal of the borrower to grant adequate collateral to the lender in accordance with section 4.1;

(f)                         the non payment of any drawn amount due for repayment in accordance with section 2.2., unless such failure to pay is caused by technical or administrative failure or error and payment is made within 3 business days after its due date

(g)                        the non payment of interest due in accordance with section 3.1 and 3.2, provided the non-payment lasts longer than 2 weeks;

(h)                       other infringements by the borrower of the obligations resulting from this agreement but in cases, when they are capable of remedy, only if they are not remedied within 15 Business Days of the earlier of (i) the lender giving notice to the borrower and (ii) the borrower becoming aware of the infringement.

In case of an extraordinary termination, any undrawn part of the facility is immediately cancelled and any drawn amount plus accrued interest due thereon in accordance with section 3.1 is due for payment to the lender in one sum 10 days after receipt of the declaration of extraordinary termination by the borrower. In addition the borrower has to bear any loss, the lender might suffer and which can not be avoided by an alternative use of such sum prepaid (by reinvesting or prepayment of other indebtedness). If the extraordinary termination to the contrary leads to any profit of the lender, the lender would transfer such profit to the borrower.

6.                            Late Repayment

6.1.                  If the drawn amount due for repayment will not be paid when due under section 2, 5.1, or 5.2 (as applicable), the borrower owes to the lender in respect of the drawn amount not paid when due interest for delay consisting of the regular interest according to section 3.1 plus 3 percentage points. The lender reserves the right to proof further compensation of damages caused by such late payment.

6.2.                  On interest overdue with respect to section 3.2., 5.1 or 5.2 (as applicable) an additional interest of 3 % per annum will be charged as liquidated damages for late payment, if the borrower can not proof a smaller damage of the lender caused by such late payment. The lender reserves the right to proof further compensation of damages caused by such late payment.

7.                            Concluding provisions

7.1.                  Only those counterclaims of the borrower which the lender has expressly accepted or which have legally enforceable character can be set off against claims of the lender arising from the present credit facility agreement. This also applies to rights of retention bearing on claims of the lender.

7.2.                  Any taxes, fees, charges and other costs arising now or in the future in respect of the credit facility will be borne by the borrower.

7.3.                  The lender shall present upon the request of the borrower a fiscal residency certificate.

7.4.                  Amounts due to the borrower under this loan facility agreement shall be paid to

[INSERT BANK Account Details of the borrower].

As far as any sums are due under the provisions of this agreement on a  day, on which banks in [insert country] are not open for business, then interest payments are due on the immediately following day on which such banks are open for business without any increase of the respective interest.

7.5.                  Changes and additions to the present credit facility agreement are only effective in written form.

7.6.                  This credit facility is governed by and construed in accordance with German Law. All disputes arising in connection with this loan agreement or its validity shall be finally settled in accordance with the arbitration rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The place of arbitration is Frankfurt. The arbitral tribunal consists of a sole arbitrator. The substantive law of Germany is applicable to the dispute, excluding its conflict of laws rules. The language of the arbitral proceedings is English.

7.7.                  The validity of the present credit facility agreement shall not be impaired as a result of one or more of its provisions being or becoming legally void or as a result of any gaps it may have. It is agreed that a void or missing provision will be replaced by such legally valid provision as the parties would have agreed to on the basis of the economic intent they pursue with the present credit facility agreement had they previously considered the point.

Heidelberg,	HEIDELBERGCEMENT AG

On Behalf of the Lender

[insert full legal name of the borrower]

On Behalf of the Borrower